Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 562-5556 FAX (801) 562-5579
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Results for the Three and Six Months Ended June 30, 2006

Company Increases FFO Per Share by 71% to $0.24.

Same-Store Revenue Rises 6.6%, Same-Store NOI Up 7.6%.

SALT LAKE CITY, Utah, August 3, 2006 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three and six months ended June 30, 2006. “Our financial results for the second quarter reflect our strong operating performance and continued demand for self storage in the majority of our markets,” said Kenneth M. Woolley, CEO and Chairman of Extra Space Storage Inc.

Second Quarter 2006 Highlights:

•                  Achieved funds from operations (“FFO”) of $0.24 per diluted share, an increase of $0.10, or 71.4% compared to the second quarter of 2005.

•                  Posted increases of 6.6% and 7.6%, respectively, in revenue and net operating income (“NOI”) on 103 same-store properties compared to the second quarter of 2005.

•                  Completed the acquisition of eight self-storage properties for approximately $58.0 million.

•                  Declared and paid a regular quarterly dividend of $0.2275 per share.

The results for the three and six months ended June 30, 2006 include the operations of 556 properties, 208 of which are consolidated and 348 of which are in joint ventures accounted for using the equity method, compared to the results for the three and six months ended June 30, 2005, which included the operations of 148 properties, 130 of which were consolidated and 18 of which were held in joint ventures accounted for using the equity method. The increase in properties is primarily due to the acquisition of Storage USA on July 14, 2005. Results for both periods include equity in earnings of real estate joint ventures, third-party management fees and acquisition and development fees.

FFO Per Share:

FFO per fully diluted share for the three months ended June 30, 2006 was $0.24 compared to $0.14 for the three months ended June 30, 2005, an increase of 71.4%. FFO per fully diluted share for the six months ended June 30, 2006 was $0.43 compared to $0.29 for the six months ended June 30, 2005, an increase of 48.3%. FFO available to common shareholders was $13.2 million for the three months ended June 30, 2006, as compared to $4.8 million for the three months ended June 30, 2005, an increase of 175.0%. FFO available to common shareholders was $24.2 million for the six months ended June 30, 2006, as compared to $9.9 million for the six months ended June 30, 2005, an increase of 144.4%. The following table sets forth the calculation of FFO per share (dollars are in thousands, except for per share data):

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net income (loss)	$3,092	$(1,220)	$3,830	$(1,860)

Plus:
Real estate depreciation	6,648	3,902	13,121	7,666
Amortization of intangibles	1,951	2,109	4,504	4,036
Joint venture real estate depreciation	1,247	100	2,447	201
Income allocated to operating partnership minority interest	225	—	279	—
Less:
Loss allocated to operating partnership minority interest	—	(110)	—	(166)

Funds from operations	$13,163	$4,781	$24,181	$9,877

Diluted funds from operations per share	$0.24	$0.14	$0.43	$0.29

Weighted average number of shares - diluted
Common stock	52,165,301	31,858,839	52,157,299	31,514,394
OP units	3,825,787	2,730,050	3,825,787	2,730,050
Total	55,991,088	34,588,889	55,983,086	34,244,444

FFO, a widely accepted measure of Real Estate Investment Trust (“REIT”) performance, provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income (loss) and cash flows, for an understanding of the Company’s operating results. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be considered along with the reported net income (loss) and cash flows in accordance with GAAP, as presented in the condensed consolidated financial statements.

The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of the Company’s liquidity, or as an indicator of the Company’s ability to make cash distributions.

Operating Results for the Three and Six Months Ended June 30, 2006:

Total revenues for the three and six months ended June 30, 2006, were $48.5 million and $93.9 million, respectively, compared to $24.6 million and $47.5 million, respectively, for the three and six months ended June 30, 2005. Net income for the three and six months ended June 30, 2006 was $3.1 million and $3.8 million, respectively, compared to net losses of $1.2 million and $1.9 million, respectively, for the three and six months ended June 30, 2005. Contributing to the increase in revenues and net income were the following:

•                  the acquisition of 70 wholly-owned properties, including 61 Storage USA properties on July 14, 2005;

•                  the acquisition of 15 wholly-owned properties during the six months ended June 30, 2006;

•                  the increase in management fees from additional joint-venture and third-party properties under management;

•                  the increase in equity in earnings from joint-venture properties;

•                  and continued revenue gains from the Company’s wholly-owned lease-up and stabilized properties.

Total expenses for the three and six months ended June 30, 2006, were $33.7 million and $67.9 million, respectively, compared to $18.7 million and $36.4 million, respectively, for the three and six months ended June 30, 2005.

In addition to the expansion of the Company’s total number of properties under management, other factors contributing to the increase in expenses included higher property taxes and utilities.

Interest expense for the three and six months ended June 30, 2006, was $12.8 million and $24.8 million, respectively, compared to $7.5 million and $13.7 million, respectively, for the three and six months ended June 30, 2005. The increases were due to a higher level of debt associated with property acquisitions, increased interest rates and the amortization of loan fees associated with raising additional debt.

Same-Store Portfolio: The Company’s same-store stabilized portfolio consists of 103 properties wholly-owned and operated by the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property level operating changes at these properties without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands, except for property data):

	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2006	2005		2006	2005
Same-store rental revenues	$20,774	$19,486	6.6%	$40,910	$38,405	6.5%
Same-store operating expenses	7,117	6,790	4.8%	14,369	13,699	4.9%
Same-store net operating income	13,657	12,696	7.6%	26,541	24,706	7.4%

Non same-store rental revenues	21,246	4,333	390.3%	40,285	7,636	427.6%
Non same-store operating expenses	8,131	2,251	261.2%	15,621	4,220	270.2%

Total rental revenues	42,020	23,819	76.4%	81,195	46,041	76.4%
Total operating expenses	15,248	9,041	68.7%	29,990	17,919	67.4%

Same-store square foot occupancy as of quarter end	88.9%	87.7%		88.9%	87.7%

Properties included in same-store	103	103		103	103

Same-store revenues for the three and six months ended June 30, 2006, increased 6.6% and 6.5%, respectively, compared to the three and six months ended June 30, 2005. The increase in revenue was primarily due to increased rental rates and increased occupancy. Occupancy as of June 30, 2006 was 88.9% compared to 87.7% as of June 30, 2005. Same–store expenses for the three and the six months ended June 30, 2005, increased 4.8% and 4.9%, respectively, compared to the three and six months ended June 30, 2005. The increase in expenses was predominantly due to higher property taxes and utilities.  As a result, NOI increased 7.6% and 7.4%, respectively, for the three and six months ended June 30, 2006, compared to the three and six months ended June 30, 2005.

Property Acquisitions:

During the three months ended June 30, 2006, the Company acquired eight properties located in Arizona, California, Kansas, Tennessee and Texas for approximately $58.0 million. During the six months ended June 30, 2006, a total of 15 properties were acquired by the Company for approximately $97.9 million.

Subsequent to quarter end, the Company acquired a property located in California for approximately $7.3 million. The Company has acquired 16 properties to date in 2006 for approximately $105.2 million. All of the properties acquired during 2006 are wholly-owned by the Company.

Quarterly Dividend Declared and Paid:

On May 31, 2006, the Company announced its second quarter common stock dividend of $0.2275 per share. The dividend was paid on June 30, 2006, to stockholders of record as of June 15, 2006. The dividend payment was calculated based on an expected annual dividend of $0.91 per share.

Balance Sheet Flexibility:

As of June 30, 2006, the ratio of total fixed rate debt to total debt was approximately 89.1%. The weighted average interest rate was 5.4% for fixed rate loans and 6.7% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.5%. The Company had $75.7 million of capacity on its line of credit, $25.0 million was outstanding as of June 30, 2006.

Kent Christensen, Chief Financial Officer, stated:  “Our strategy is to utilize debt financing to lower our overall cost of capital and increase returns to our shareholders. We believe our mix of equity and predominantly fixed-rate debt positions us to optimize FFO growth and capitalize on opportunities to accretively expand our portfolio.”

Outlook:

Wholly-owned same-store and other stabilized  properties:  For the three months ended June 30, 2006, the Company realized year-on-year revenue and NOI growth at its same-store stabilized and other wholly-owned stabilized store portfolios. Self-storage demand remains positive in the majority of markets we serve and the Company continues to expect same-store revenues for the remainder of 2006 to be higher than revenues achieved in 2005.

Wholly-owned properties acquired from Storage USA:  The 61 wholly-owned properties acquired from Storage USA in July 2005, of which 57 are considered stabilized, experienced solid growth in revenues and NOI for the three months ended June 30, 2006, compared to the three months ended June 30, 2005. The Company continues to expect revenues for the remainder of 2006 to be higher than revenues achieved in 2005.

The 337 properties acquired from Storage USA in July 2005 on a joint-venture basis, for which the Company has a minority equity interest and collects management fees, experienced continued growth in revenue and NOI for the three months ended June 30, 2006. The Company continues to expect revenues for the remainder of 2006 to be higher than revenues achieved in 2005 on this group of properties.

Lease-up property portfolio:  The Company’s 23 wholly-owned lease-up properties are expected to continue to grow occupancy and revenues, with a number of these properties expected to achieve full stabilization during the remainder of 2006.

Earnings Outlook:  For the calendar year 2006, the Company estimates diluted FFO to be between $0.97 and $1.01 per share. For the three months ending September 30, 2006, the Company estimates diluted FFO to be between $0.26 and $0.28 per share. The Company’s 2006 FFO outlook includes all of the property acquisitions that have occurred to date in 2006.

The Company’s full year estimate is based on the following assumptions:

•                  Stabilized property revenue growth of 4%-6%

•                  Stabilized property NOI growth of 4%-6%

•                  Increases in LIBOR of 25 basis points per quarter

•                  General and administrative expenses (net of development fees) of $36 million for the full year. This amount includes non-cash compensation expense of approximately $1.8 million.

Mr. Woolley concluded:  “The second quarter showed that the synergies created with the integration of Extra Space Storage and Storage USA and the solid self-storage fundamentals in our markets are capable of supporting strong performance and continued growth. We’ve developed a fine team and believe we have implemented best practice operational and technology systems that are going a long way toward making us one of the best operated self-storage companies in the industry.”

The following table sets forth additional information regarding the square foot occupancy of the Company’s stabilized properties organized by state as of June 30, 2006 and June 30, 2005.

Stabilized Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of Units as of June 30, 2006 (1)	Number of Units as of June 30, 2005	Net Rentable Square Feet as of June 30, 2006 (2)	Net Rentable Square Feet as of June 30, 2005	Square Foot Occupancy % June 30, 2006	Square Foot Occupancy % June 30, 2005
Wholly-Owned Properties
Arizona	3	1,680	1,671	221,925	220,825	98.2%	96.4%
California	30	19,635	19,593	2,134,613	2,127,925	89.2%	87.6%
Colorado	5	2,394	2,411	293,591	302,506	91.6%	86.5%
Florida	24	16,149	15,912	1,734,711	1,716,856	92.7%	93.2%
Georgia	8	4,500	4,437	585,573	528,731	90.6%	88.4%
Illinois	3	2,147	2,138	196,937	197,201	80.8%	85.2%
Kansas	1	503	502	49,955	50,340	93.4%	79.2%
Kentucky	3	1,579	1,574	194,290	194,315	88.6%	84.9%
Louisiana	2	1,410	1,411	147,490	147,900	95.5%	88.0%
Maryland	5	4,514	4,537	482,202	488,584	84.7%	80.4%
Massachusetts	22	12,037	12,020	1,310,966	1,305,921	85.1%	83.9%
Michigan	2	1,043	1,040	135,312	134,672	84.8%	76.5%
Missouri	3	1,349	1,335	169,187	167,397	85.2%	81.8%
Nevada	1	462	463	56,500	41,100	90.4%	89.8%
New Hampshire	2	1,006	1,015	125,309	117,268	82.5%	82.1%
New Jersey	19	15,475	15,471	1,503,812	1,497,770	86.8%	88.2%
New York	6	6,057	5,958	388,259	388,631	82.6%	84.5%
Ohio	4	2,048	2,074	276,355	277,002	86.2%	81.1%
Oregon	1	767	762	103,610	104,770	94.1%	91.8%
Pennsylvania	8	6,128	5,914	637,294	610,774	81.8%	83.8%
Rhode Island	1	730	713	75,816	75,811	84.0%	85.4%
South Carolina	4	2,068	2,088	245,684	246,969	94.7%	91.3%
Tennessee	5	3,144	3,118	409,377	406,832	92.1%	88.4%
Texas	15	9,622	9,212	1,022,835	987,765	89.2%	86.7%
Utah	3	1,524	1,520	209,965	209,150	92.8%	88.0%
Virginia	2	1,218	1,222	125,457	125,989	91.7%	91.1%
Washington	3	2,030	2,017	244,595	241,895	96.3%	92.1%

Total Wholly-Owned Stabilized	185	121,219	120,128	13,081,620	12,914,899	88.7%	87.3%

Properties Held in Joint-Ventures
Alabama	4	2,324	2,318	281,628	281,275	86.5%	84.6%
Arizona	12	7,457	7,399	806,791	807,157	94.3%	92.0%
California	72	51,931	52,076	5,316,072	5,331,241	89.5%	88.4%
Colorado	3	1,905	1,906	215,813	216,232	86.0%	87.8%
Connecticut	9	6,515	6,538	751,679	758,064	76.0%	73.6%
Delaware	1	589	589	71,655	71,655	85.5%	84.3%
Florida	24	20,355	20,417	2,079,353	2,065,559	88.7%	86.1%
Georgia	3	1,916	1,912	251,530	251,772	82.9%	82.4%
Illinois	5	3,342	3,320	362,472	357,382	78.7%	73.4%
Indiana	9	3,733	3,736	468,563	470,029	90.2%	88.1%
Kansas	3	1,210	1,210	163,950	164,545	85.4%	76.3%
Kentucky	4	2,270	2,234	268,289	267,307	84.6%	84.9%
Maryland	14	10,916	10,912	1,076,827	1,077,516	85.1%	83.7%
Massachusetts	17	9,255	9,287	1,051,512	1,050,252	80.8%	78.6%
Michigan	10	5,959	5,955	786,252	786,473	79.3%	80.2%
Missouri	5	2,774	2,745	325,615	324,150	87.6%	83.6%
Nevada	7	4,632	4,624	621,772	622,880	92.1%	95.6%
New Hampshire	3	1,330	1,331	138,964	139,229	85.5%	91.8%
New Jersey	18	13,144	13,131	1,385,396	1,391,326	88.4%	87.9%
New Mexico	9	4,727	4,473	528,864	519,484	87.1%	93.0%
New York	21	23,598	23,576	1,741,554	1,750,817	83.8%	79.2%
Ohio	12	5,586	5,574	826,787	826,151	81.0%	82.2%
Oregon	2	1,286	1,275	137,140	136,240	95.3%	90.9%
Pennsylvania	10	6,816	6,792	732,300	726,999	84.6%	84.3%
Rhode Island	1	611	611	74,005	74,005	68.3%	69.8%
Tennessee	23	12,195	12,166	1,586,653	1,589,258	87.7%	85.5%
Texas	20	13,254	13,214	1,670,795	1,663,100	80.3%	78.9%
Utah	1	524	518	59,700	59,300	93.5%	88.7%
Virginia	15	10,359	10,344	1,106,770	1,106,041	87.1%	86.4%
Washington	1	551	551	62,730	62,730	89.8%	95.9%
Washington, D.C.	1	1,536	1,534	101,990	105,592	86.2%	83.3%

Total Stabilized Joint-Ventures	339	232,600	232,268	25,053,421	25,053,761	86.2%	84.8%

Total Stabilized	524	353,819	352,396	38,135,041	37,968,660	87.0%	85.7%

(1) Represents unit count as of June 30, 2006, which may differ from June 30, 2005 unit count due to unit conversions or expansions.

(2) Represents net rentable square feet as of June 30, 2006, which may differ from June 30, 2005 net rentable square feet due to unit conversions or expansions.

The following table sets forth additional information regarding the occupancy of the Company’s lease-up properties organized by state as of June 30, 2006 and June 30, 2005.

Lease-up Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of Units as of June 30, 2006 (1)	Number of Units as of June 30, 2005	Net Rentable Square Feet as of June 30, 2006 (2)	Net Rentable Square Feet as of June 30, 2005	Square Foot Occupancy % June 30, 2006	Square Foot Occupancy % June 30, 2005
Wholly-Owned Properties
Arizona	1	599	—	67,375	—	32.5%	0.0%
California	3	2,204	1,564	237,655	154,255	45.4%	42.9%
Connecticut	2	1,359	1,364	123,190	123,465	69.2%	63.0%
Florida	2	1,017	1,023	127,640	126,000	78.5%	73.5%
Illinois	2	1,132	1,139	144,370	144,690	77.7%	67.2%
Massachusetts	5	3,330	3,340	318,083	322,335	69.7%	60.5%
Nevada	1	780	795	74,635	75,485	83.7%	83.6%
New Jersey	3	2,427	2,542	223,130	225,677	81.1%	74.5%
New York	1	908	912	67,860	69,211	81.5%	69.4%
Pennsylvania	1	425	423	47,410	47,680	59.6%	42.5%
Virginia	1	727	726	75,700	75,525	83.5%	68.5%
Washington	1	529	529	61,250	61,250	80.2%	5.8%

Total Wholly-Owned Lease-up	23	15,437	14,357	1,568,298	1,425,573	69.4%	62.0%

Properties Held in Joint-Ventures
Illinois	2	1,646	675	149,904	72,370	34.8%	68.6%
Maryland	1	957	—	73,649	—	12.3%	0.0%
New Jersey	3	2,550	2,168	265,185	239,235	81.2%	72.9%
New York	1	622	620	64,555	64,430	79.9%	62.1%
Pennsylvania	1	774	780	76,773	76,838	80.0%	42.6%
Virginia	1	878	877	84,383	85,025	58.4%	38.2%

Total Lease-up Joint Ventures	9	7,427	5,120	714,449	537,898	61.4%	61.2%

Total Lease-up Properties	32	22,864	19,477	2,282,747	1,963,471	66.9%	61.8%

(1) Represents unit count as of June 30, 2006, which may differ from June 30, 2005 unit count due to unit conversions or expansions.

(2) Represents net rentable square feet as of June 30, 2006, which may differ from June 30, 2005 net rentable square feet due to unit conversions or expansions.

Forward Looking Statement

Certain information set forth in this report contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this report. Any forward-looking statements should be considered in light of the risks referenced in “Part II. Item 1A. Risk Factors” below and in “Part I. Item 1A. Risk Factors” included in our Annual Report on Form 10-K.  Such factors include, but are not limited to:

•       changes in general economic conditions and in the markets in which we operate;

•       the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•       our ability to effectively compete in the industry in which we do business;

•       difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•       the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce our cash available for distribution;

•       difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•       delays in the development and construction process, which could adversely affect our profitability; and

•       economic uncertainty due to the impact of war or terrorism which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the Investor Info section, and then on Financial Reports and the document entitled “Q2 2006 Supplemental Financial Information”.

Conference Call

Extra Space Storage Inc. will host a conference call at 11:00 a.m. Eastern Time on Friday, August 4, 2006, to discuss its second quarter 2006 results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties through Extra Space Storage’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Friday, August 4, 2006 at 1:00 p.m. Eastern Time through Friday, August 18, 2006 at midnight Eastern Time. Dial 888-286-8010 and enter the conference ID number 87647250. International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns or operates 638 self-storage properties in 34 states and Washington, D.C. The Company’s properties comprise more than 425,000 units and 47 million square feet rented by over 340,000 tenants. The Company is the second largest operator of self storage in the United States. Additional Extra Space Storage information is available at www.extraspace.com.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets:
Real estate assets, net	$1,322,527	$1,212,678
Investments in real estate ventures	90,569	90,898
Cash and cash equivalents	4,250	28,653
Restricted cash	18,384	18,373
Receivables from related parties and affiliated real estate joint ventures	11,793	23,683
Notes receivable	1,693	12,109
Other assets, net	28,753	33,798
Total assets	$1,477,969	$1,420,192

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$805,680	$747,193
Notes payable to trusts	119,590	119,590
Line of credit	25,000	—
Accounts payable and accrued expenses	4,486	13,261
Other liabilities	27,326	23,785
Total liabilities	982,082	903,829

Minority interest in Operating Partnership	34,549	36,010
Other minority interests	225	225

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 51,813,459 and 51,765,795 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	518	518
Paid-in capital	624,465	626,123
Deferred stock compensation	—	(2,374)
Accumulated deficit	(163,870)	(144,139)
Total stockholders’ equity	461,113	480,128
Total liabilities, minority interests, and stockholders’ equity	$1,477,969	$1,420,192

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenues:
Property rental	$42,020	$23,819	$81,195	$46,041
Management and franchise fees	5,181	400	10,340	768
Tenant insurance	971	—	1,892	—
Development fees	175	262	225	529
Other income	184	70	249	121
Total revenues	48,531	24,551	93,901	47,459

Expenses:
Property operations	15,248	9,041	29,990	17,919
Tenant insurance	589	—	1,222	—
Unrecovered development/acquisition costs	24	168	342	275
General and administrative	8,747	3,320	17,992	6,297
Depreciation and amortization	9,057	6,213	18,333	11,943
Total expenses	33,665	18,742	67,879	36,434

Income before interest, minority interest and equity in earnings of real estate ventures	14,866	5,809	26,022	11,025

Interest expense	(12,784)	(7,493)	(24,769)	(13,732)
Interest income	148	66	630	76
Minority interest - Operating Partnership	(225)	110	(279)	166
Equity in earnings of real estate ventures	1,087	288	2,226	605
Net income (loss)	$3,092	$(1,220)	$3,830	$(1,860)

Net income (loss) per common share
Basic	$0.06	$(0.04)	$0.07	$(0.06)
Diluted	$0.06	$(0.04)	$0.07	$(0.06)

Weighted average number of shares
Basic	51,625,135	31,858,839	$51,606,618	31,514,394
Diluted	55,991,088	31,858,839	55,983,086	31,514,394
Cash dividends paid per common share	$0.23	$0.23	$0.46	$0.46

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Six months ended June 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$3,830	$(1,860)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,333	11,943
Amortization of deferred stock compensation	383	—
Stock compensation expense	633	—
Gain (loss) allocated to minority interests	279	(166)
Distributions from real estate ventures in excess of earnings	2,280	131
Changes in operating assets and liabilities:
Receivables from related parties	11,890	(763)
Other assets	6,895	(6,743)
Accounts payable	(8,775)	(2,163)
Other liabilities	516	4,066
Net cash provided by operating activities	36,264	4,445

Cash flows from investing activities:
Acquisition of real estate assets	(87,964)	(69,961)
Development and construction of real estate assets	(15,118)	(2,873)
Proceeds from sale of real estate assets	728	—
Investments in real estate ventures	(4,835)	(1,722)
Change in restricted cash	(11)	(1,566)
Principal payments received on notes receivable	118	—
Purchase of equipment and fixtures	(768)	(483)
Net cash used in investing activities	(107,850)	(76,605)

Cash flows from financing activities:
Proceeds from notes payable, notes payable to trusts and line of credit	97,602	122,726
Principal payments on notes payable and line of credit	(24,598)	(43,299)
Deferred financing costs	(647)	(2,713)
Minority interest investments	—	225
Proceeds from issuance of common shares, net	—	81,358
Proceeds from exercise of stock options	127	—
Dividends paid on common stock	(23,561)	(14,182)
Distributions to Operating Partnership units held by minority interests	(1,740)	(1,242)
Net cash provided by financing activities	47,183	142,873
Net increase (decrease) in cash and cash equivalents	(24,403)	70,713
Cash and cash equivalents, beginning of the period	28,653	24,329
Cash and cash equivalents, end of the period	$4,250	$95,042

Supplemental schedule of cash flow information
Interest paid, net of amounts capitalized	$23,173	$11,195